Consent of Independent Registered Public Accounting Firm

The Board of Directors
Summit Mutual Funds, Inc.:

We consent to the use of our report, incorporated herein by reference, dated February 20, 2009, with respect to the financial statements of the Zenith Portfolio, S&P 500 Index Portfolio, S&P MidCap 400 Index Portfolio, Balanced Index Portfolio, Nasdaq-100 Index Portfolio, Russell 2000 Small Cap Index Portfolio, EAFE International Index Portfolio, Barclays Capital Aggregate Bond Index Portfolio, Inflation Protected Plus Portfolio, Lifestyle ETF Market Strategy Target Portfolio, Lifestyle ETF Market Strategy Conservative Portfolio, Lifestyle ETF Market Strategy Aggressive Portfolio and Natural Resources Portfolio, each a series of Summit Mutual Funds, Inc., as of December 31, 2008 and to the references to our firm under the heading "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Custodian" in the Statement of Additional Information.

/s KPMG LLP

Philadelphia, Pennsylvania
April 28, 2009